Expert Panel Recommends Testing Delcath System For Colorectal Cancer Metastatic to the Liver

Tuesday February 24, 8:45 am ET

Panelists See Role for Delcath's Dose Directed Delivery System In Increasing the Effectiveness of Cancer Drugs in the Pipeline

     STAMFORD, Conn., Feb. 24 /PRNewswire-FirstCall/ -- Delcath Systems, Inc. (Nasdaq: DCTH - News) said it plans to conduct an experimental clinical trial with patients whose colorectal cancer has metastized to the liver, based on recommendations of a panel of leading medical oncologists and surgeons at a company-sponsored clinical review meeting last week.

     The purpose of the clinical review was to help establish additional treatment objectives that would broaden the use of the Delcath system for different cancers and possibly in combination with other drugs upon FDA approval.

     Seymour Fein, MD, acting medical director of Delcath and a board certified oncologist, moderated the meeting.

     In addition to current studies, the 11-physician panel recommended treating non-operable colorectal cancer in the liver with high-dose hepatic infusion of melphalan with the Delcath system together with systemic administration of a conventional dose of irinotecan, a front-line agent used to treat these cancers. The panel's belief is that the combination therapy could provide an option for patients who fail other therapies. The suggested protocol design, which would test the two-drug therapy against a control using irinotecan alone, is believed to provide an opportunity for a significant improvement for those patients who lack other options.

     The proposed design, which would be a unique combination of high-dose targeted therapy with a lower dose of a systemic therapy, would start with a small Phase I trial to confirm the dosing of both drugs when used together.

     Successful clinical trials for this indication would broaden the use of the Delcath system beyond melanomas, the principal focus of the current Phase III clinical trial.

     There was a feeling by the panelists that a viable trial design might measure the number of patients whose tumors could be surgically removed or ablated after treatment with the Delcath system. Although post-treatment surgeries were not recorded in the company's Phase I melphalan trial at the National Cancer Institute, several patients in the Phase I/II doxorubicin trial became operative candidates following several treatments with the Delcath system. Since surgery - where possible -- is considered the best long-term treatment for tumors, this is a significant opportunity.

     The panel of experts also recommended several other agents it believes will be good candidates for use within the system. The company will consider these recommendations when funding allows.

     The company currently has a Phase III protocol approved by the US FDA for melanoma to the liver using doxorubicin and is finalizing plans with the National Cancer Institute for a Phase II protocol for melphalan against a variety of liver tumors. The NCI recently completed patient enrollment in a dose finding study, reporting positive anti-tumor activity and safety at doses never before attempted with melphalan.

     The panel members included: Michael Abecassis, MD, Northwestern Medical Center (Chicago); Jordan D. Berlin, MD, Vanderbilt Medical Center (Nashville); Sushil Bhardwaj, MD Mount Sinai (Suffern, NY) Hoo G. Chun, MD, New York Medical College (Vahalla, NY); Marcela Facciutto, MD, Westchester Medical Center (Vahalla, NY); Dido Franceschi, University of Miami (Miami, FL), William Hait, MD, Cancer Institute of New Jersey (New Brunswick); Lawrence Helson, MD (Quakertown, PA) Leonard Makowka, MD, Ceders Sinai (Los Angeles); Yehuda Z. Patt, MD, Greenbaum Cancer Center (Baltimore); and Harry Wanebo, MD, Roger Williams Hospital (Providence, RI).

     Dr. Harry Wanebo who also is Adjunct Professor of Surgery at Brown University Medical School and who is planning to participate in the Phase III trial, expressed enthusiasm for the additional trials discussed at the meeting.

     Dr. Dido Franceshia of the University of Miami suggested his medical facility might be a productive site for the company's current Phase III protocol due to the incidence of melanoma in Florida.

     Of longer-term interest, several of the physicians felt the Delcath system may have utility for continuing treatment of liver cancers following initial surgical removal or ablation of detectable tumors. Many of these patients will not currently receive surgery due to the lack of effective post-surgical treatments.

     The panel's enthusiasm for the Delcath system suggests a broadening acceptance of Delcath's technology by medical thought leaders.

     Delcath is a developer of isolated perfusion technology for organ or region-specific delivery of therapeutic agents. Six US, and three foreign issued patents cover its technology. The company is headquartered in Stamford, CT.

     This release contains "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied. Delcath plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, its ability to consummate, and the timing of, acquisitions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond its control. Therefore, there can be no assurance than any forward-looking statement will prove to be accurate.



Contact:

           M.S. Koly                    Thomas Redington
           Chief Executive Officer      Redington, Inc.
           Delcath Systems, Inc.        203/222-7399
           203/323-8668                 212/926-1733
           www.delcath.com              www.redingtoninc.com